Exhibit 99.1

ADM, Alltech to Bring Together Unparalleled Expertise and Experience in New North American Animal Feed Joint Venture

•	New venture will offer customers unique advantages thanks to combination of deep experience, strong teams, and production and innovation expertise

•	Partnership expected to launch in Q1 2026

CHICAGO and LEXINGTON, Ky., Sept. 23, 2025 — ADM (NYSE: ADM), a global leader in innovative solutions from nature, and Alltech, a global leader in agriculture, today announced the signing of a definitive agreement to launch a North American animal feed joint venture, bringing together decades of experience and unparalleled capabilities to create new advantages for customers.

Alltech will contribute its U.S.-based Hubbard Feeds and Canada-based Masterfeeds businesses, including 18 feed mills in the U.S and 15 in Canada, and ADM will contribute its 11 U.S. feed mills. The joint venture will be majority-owned by Alltech and governed by a board with equal representation from each parent company.

“As the animal nutrition industry continues to reshape itself to support a growing global population, Alltech and ADM are bringing together passionate teams, proven products and shared values to ensure enhanced advantages for our customers,” the companies said in a joint statement. “We’re evolving with purpose to offer an industry-leading range of products and solutions for livestock, equine, backyard and leisure animals.”

ADM and Alltech have a longstanding relationship, tracing back to ADM being Alltech’s first customer. The new venture will offer an opportunity to align their complementary North American feed strengths, including the expertise of their teams, extensive manufacturing capabilities, deep experience in nutrition science, and well-recognized and respected existing product portfolios. The venture will be supported and strengthened by the parent companies’ leading-edge technology and R&D, broad logistical capabilities, and connections across the broader ag and feed value chains.

“Our customers know they can depend on us to partner with them, offering personalized service and nutrition expertise to tailor products and solutions that will give them an edge, whether in the market or the show ring,” the statement continued. “Now our new joint venture is going to be able to offer even more: broader capabilities, more products, and new innovative solutions, all delivered with the relationships and service our customers have come to expect.”

Alltech will retain its Ridley Block Operations, Ridley Feed Ingredients and Alltech specialty ingredients, although these business units will be partners and suppliers to the joint venture. ADM’s Canadian locations will remain with ADM, as will its U.S. premix and additive businesses, though those capabilities and products will help supply the new company.

The companies expect to complete the transaction and formally launch the joint venture in the first quarter of 2026.

Media Contacts

ADM

Jackie Anderson

media@adm.com

312-634-8484

Alltech

press@alltech.com

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About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re an essential global agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. We’re a premier human and animal nutrition provider, offering one of the industry’s broadest portfolios of ingredients and solutions from nature. We’re a trailblazer in health and well-being, with an industry-leading range of products for consumers looking for new ways to live healthier lives. We’re a cutting-edge innovator, guiding the way to a future of new bio-based consumer and industrial solutions. And we’re leading in business-driven sustainability efforts that support a strong agricultural sector, resilient supply chains, and a vast and growing bioeconomy. Around the globe, our expertise and innovation are meeting critical needs from harvest to home. Learn more at www.adm.com.

About Alltech

Founded in 1980 by Irish entrepreneur and scientist Dr. Pearse Lyons, Alltech delivers smarter, more sustainable solutions for agriculture. Our diverse portfolio of products and services improves the health and performance of animals and plants, resulting in better nutrition for all and a decreased environmental impact.

We are a global leader in the agriculture industry. Our team produces specialty ingredients, premix, supplements, feed and biologicals, backed by science and an unparalleled platform of services. Strengthened by more than 40 years of scientific research, we carry forward a legacy of innovation and a unique culture that views challenges through an entrepreneurial lens. As a private, family-owned company, we adapt quickly to our customers’ needs and focus on advanced innovation.

We believe agriculture has the greatest potential to shape the future of our planet. Our more than 5,000 talented team members worldwide share our purpose of Working Together for a Planet of Plenty®. Together, we can provide nutrition for all, revitalize local economies and replenish the planet’s natural resources.

Headquartered just outside of Lexington, Kentucky, USA, Alltech serves customers in more than 140 countries, has five bioscience centers, and operates more than 75 manufacturing facilities across the globe.

Forward-Looking Statements Regarding ADM

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, information regarding the future performance of the joint venture and its business prospects, the future relationships between the joint venture and the parent companies, including expected supplier arrangements, and the expected timing of closing of the transaction and the launch of the joint venture. These forward-looking statements are not statements of historical facts and represent only ADM’s current expectations regarding such matters. All forward-looking statements are subject to significant risks, uncertainties and changes in circumstances that could cause actual results and outcomes to differ materially from those expressed or implied in the forward-looking statements, including, but are not limited to: the satisfaction of closing conditions for the transactions, including receipt of regulatory approvals; the parties’ ability to successfully integrate and operate the new company, and achieve expected synergies and other benefits; the ability to attract and retain key employees of the new company; the ability to develop products and capabilities; the impact of operational risks; changes in the agricultural commodities markets and global economic conditions; risks of an impairment of goodwill or other intangible assets; and other factors as may be detailed from time to time in ADM’s Securities and Exchange Commission filings. Except to the extent required by law, ADM does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this announcement, whether as a result of new information, future events, changes in assumptions or otherwise.

Source: ADM

Source: Corporate Release